UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2022

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2022, Kevin R. Johnson notified the board of directors (the “board”) of Starbucks Corporation (“Starbucks”) of his decision to retire as president and chief executive officer and as a member of the board, effective April 4, 2022. Following such date, Mr. Johnson will continue to provide executive transition services until the end of fiscal year 2022, and his base salary and annual bonus opportunity will be reduced by 50%, effective June 1, 2022.

In order to facilitate an orderly transition in connection with Mr. Johnson’s departure, on March 15, 2022, the board appointed Starbucks founder and former president and chief executive officer, Howard Schultz, as interim president and chief executive officer and as a member of the board, effective April 4, 2022.

Mr. Schultz, 68, previously served as chairman of the board of directors of Starbucks since its inception in 1985 and until June 2018. He also previously served as chief executive officer from January 2008 to April 2017 and from November 1985 to June 2000, and as president from January 2008 until March 2015 and from November 1985 to June 1994. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. Mr. Schultz also held leadership and director roles with Giornale Coffee Company and Starbucks Coffee Company, which were predecessors to Starbucks.

The selection of Mr. Schultz to serve as interim president and chief executive officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Schultz and any director or executive officer of Starbucks.

Mr. Schultz will receive a base salary of $1 and will be entitled to participate in Starbucks’ benefit plans on the same basis as similarly situated partners. Mr. Schultz will not receive any other compensation or benefits related to his service as interim president and chief executive officer and as a member of the board.

Starbucks and entities owned by Mr. Schultz previously entered into a management services agreement and a hangar space lease for Mr. Schultz’s aircraft. Pursuant to the management services agreement, an entity owned by Mr. Schultz operates his aircraft using services provided by Starbucks and pays Starbucks fees for such services, the amounts of which were set at market rates. Under the terms of the hangar space lease, an entity owned by Mr. Schultz pays Starbucks rent based on its pro-rata portion of the maintenance, utilities and other expenses paid by Starbucks for the hangar. It is anticipated that for fiscal year 2022, Mr. Schultz’s entities will pay Starbucks approximately $6.9 million in fees and approximately $700,000 in rent.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the retirement of Mr. Johnson and the appointment of Mr. Schultz as interim president and chief executive officer and as a member of the board is attached hereto as Exhibit 99.1. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by Starbucks under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 16, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: March 16, 2022

	By:	/s/ Rachel A. Gonzalez
Rachel A. Gonzalez
executive vice president, general counsel